                                                                     Exhibit 5.1


                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 Avenue of the Americas
                            New York, New York 10019







                                                           October 1, 2002




Buffets, Inc.
1460 Buffet Way
Eagan, MN  55121

                       Registration Statement on Form S-4
                          (Registration No. 333-98301)

Ladies and Gentlemen:

         In connection with the above-captioned Registration Statement on Form S-4 (the "Registration Statement") filed by Buffets, Inc., a Minnesota corporation (the "Company"), and certain subsidiaries of the Company named therein as guarantors (collectively, the "Guarantors") with the Securities and Exchange Commission (the "Commission") on August 16, 2002, under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act, we have been requested to render our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the Company's $230,000,000 aggregate principal amount of 11-1/4% Senior Subordinated Notes due 2010 (the "Exchange Notes") and the guarantees of the Exchange Notes by the Guarantors (the "Guarantees"). Capitalized terms used and not otherwise defined in this opinion have the respective meanings given them in the Registration Statement, as amended.

         The Exchange Notes are to be offered in exchange for the Company's outstanding $230,000,000 aggregate principal amount of 11-1/4% Senior Subordinated Notes due 2010 (the "Initial Notes") issued and sold by the Company on June 28, 2002 in an offering exempt from registration under the Act. The Exchange Notes will be issued by the Company in accordance with the terms of the Indenture (the "Indenture"), dated as of June 28, 2002, among the Company, the Guarantors and U.S. Bank National Association, as trustee.

         In connection with this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

         (i) the Registration Statement (including its exhibits);

         (ii) the Indenture, including as an exhibit thereto the form of Exchange Note, included as Exhibit 4.1 to the Registration Statement; and

         (iii) the Registration Rights Agreement included as Exhibit 4.3 to the Registration Statement.

         In addition, we have examined (i) those corporate records of HomeTown Buffet, Inc., a Delaware corporation (the "Delaware Guarantor"), that we have considered appropriate, including the certificate of incorporation, as amended, and by-laws, as amended, of the Delaware Guarantor certified by the Delaware Guarantor as in effect on the date of this letter (collectively, the "Charter Documents") and resolutions of the board of directors of the Delaware Guarantor relating to the issuance of the Guarantee on the Exchange Notes, certified by officers of the Delaware Guarantor; and (ii) those other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinion expressed below.

         In our examination of the Documents and in rendering the opinion set forth below, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents, the authenticity of all the latter documents and the legal capacity of all individuals who have executed any of the documents which we examined. We have also assumed, without independent investigation, (i) the Company is and each Guarantor (other than the Delaware Guarantor) is validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Company has and each Guarantor (other than the Delaware Guarantor) has all necessary corporate power and authority to execute, deliver and perform its obligations under the Exchange Notes and the Guarantees, (iii) the execution, delivery and performance of the Exchange Notes and the Guarantees have been duly authorized by all necessary corporate action and do not violate the Charter Documents or the Company's or Guarantors' other organizational documents or the laws of their respective jurisdictions of organization (other than those relating to the Delaware Guarantor), (iv) the enforceability of the Indenture against the trustee thereunder, (v) that the Exchange Notes will be issued as described in the Registration Statement, and
(vi) that the Exchange Notes will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added. We have relied upon the factual matters contained in the representations and warranties of the Company and the Guarantors made in the Documents and upon certificates of public officials and the officers of the Company and the Guarantors.

         Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth in this letter, we are of the opinion that when duly issued, authenticated and delivered as set for the in the Registration Statement and in accordance with the terms of the Indenture, the Exchange Notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and the Guarantees will be legal, valid and binding obligations of each of the Guarantors enforceable against each of the Guarantors in accordance with their terms, except in each case as enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         The opinion expressed above is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect. Except as set forth herein, this letter is not to be relied upon by any other person without our prior written authorization.

         We consent to the use of our name in the Registration Statement and in the prospectus in the Registration Statement as it appears in the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations under the Act.

                                       Very truly yours,


                              /s/ Paul, Weiss, Rifkind, Wharton & Garrison
                              PAUL, WEISS, RIFKIND, WHARTON & GARRISON